Exhibit 15.1

Our ref	MLY/741072-000001/14423556v3

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YY Inc.
Building B-1, North Block of Wanda Plaza
No. 79 Wanbo Er Road
Nancun Town, Panyu District
Guangzhou 511442
The People's Republic of China

26 April 2019

Dear Sir

YY Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to YY Inc., an exempted limited liability company incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission (the "SEC") of an annual report on Form 20-F for the year ended 31 December 2018 (the "Annual Report"), which will be filed with the Securities and Exchange Commission in the month of April 2019.

We hereby consent to the reference of our name under the heading "Taxation" in the Annual Report, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (File No. 333-187074, File No. 333-215742 and File No. 333-229099) pertaining to YY Inc.'s 2009 Employee Equity Incentive Scheme and 2011 Share Incentive Plan, and Registration Statement on Form F-3 (File No. 333-219961) of the summary of our opinion under the headings "Item 5. Operating and Financial Review and Prospects—A. Operating Results—Discussion of Selected Statements of Operations Items—Taxation—Cayman Islands" and Item 10. Additional Information—Taxation—Cayman Islands Taxation". We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP